Exhibit T3B-3

OI MÓVEL S.A.—UNDER COURT-SUPERVISED REORGANIZATION

Taxpayer Identification Number CNPJ/MF: 05.423.963/0001-11

Companies Register Identification Number NIRE: 53300006989

MINUTES OF EXTRAORDINARY GENERAL MEETING HELD ON NOVEMBER 17, 2017.

(Drawn up in summary format, as authorized by article 130, Paragraph 1, of Act No. 6.404/76)

1.    PLACE, DATE AND TIME: Held in the head office of Oi Móvel S.A.—Under Court-Supervised Reorganization, located in the City of Brasília, Federal District, at Setor Comercial Norte, Quadra 03, Bloco A, Edifício Estação Telefônica, térreo, parte 2, CEP [Postal Code]: 70.713-900, on November 17, 2017, at 12:00 am.

2.     CALL NOTICE AND ATTENDANCE: Call Notice waived, pursuant to the terms of Paragraph 4 of art. 124 of Act No. 6.404/76, in view of the presence of the shareholder representing the total capital stock of the Company Under Court-Supervised Reorganization, in accordance with his signature contained in the Shareholders Attendance Book.

3.    CHAIRMAN AND SECRETARY OF THE MEETING: As Chairman, Mr. Marco Norci Schroeder and as Secretary, Ms. Daniella Geszikter Ventura.

4.    AGENDA: Alteration of the corporate purpose of the of the Company under Court-Supervised Reorganization.

5.    RESOLUTION: By proposal of the Chairman, the shareholder approved drawing up the minutes to which this Extraordinary General Meeting, in summary form, refers, as well as its publication with omission of the signatures of the Shareholder, pursuant to the terms of article 130 of Act No. 6.404/76. With respect to the only item of the Agenda, the Shareholder approved the alteration of the corporate purpose of the Company under Court-Supervised Reorganization and, consequently, of article 3 of the Bylaws, so that the same would include the following activities: (i) research and development of new technologies relative to the treatment of digital information; (ii) provision of contents digitalized via internet, as data, voice and image, in digital formats existing and which are developed in the future; (iii) preparation and execution of projects in the information technology area, including internet, intranet, e-commerce, e-business, business to business, among others; (iv) obtainment, analysis, treatment, organization, processing, storage, disclosure and marketing of data, information, sounds and images, including by digitalization processes; (v) organization and management of database owned by it and by third parties; (vi) marketing and lease of products, goods and services of its own and of third parties on the internet, telephone or any other sales channel, including services of representation, intermediation and agency of the supply of goods and services; (vii) creation, marketing and transmission of publicity and advertising on the internet, as well as provision of promotion and marketing services; (viii) services of integration of solutions and automation in the IT area, advisory and consulting services; technical assistance, programming and development of software/applications, licensing and assignment of right of use of software/applications, implementation, support and maintenance of software/applications, preparation of designs, planning and other related activities; (ix) advisory, qualification, maintenance, technical assistance, training and consulting services in connection with the corporate purpose; (x) services of invoicing and collection from its customers and third parties; (xi) all and any relationships with the end user and derived from the activities of the Company under Court-Supervised Reorganization; (xii) subscription service of lease online, held by third parties and/or itself, via internet, upon the use of own and/or third parties’ logical physical infrastructure Therefore, article 3 of the Bylaws of the Company under Court-Supervised Reorganization shall come into effect with the following wording:

Article 3 – The purpose of the Company Under Court-Supervised Reorganization is the provision of telecommunication services, in Brazil and abroad, in any of its modes and scopes, including the provision of the Personal Mobile Service [Serviço Móvel Pessoal]—SMP, of the Mobile Cellular Service [Serviço Móvel Celular]—SMC, of the Switched Fixed Telephone Service [Serviço Telefônico Fixo Comutado]—STFC, and of the Multimedia Communication Service [Serviço de Comunicação Multimídia]—SCM, Mass Electronic DTH (Direct to Home] Communication Service; Mass Communication Service [Serviço de Comunicação Eletrônica de Massa]; Cable TV Service and Conditioned Access Service [Serviço de Acesso Condicionado] (SeAC).

Parágrafo 1—The Company Under Court-Supervised Reorganization may also:

I. incorporate into its equity other assets and rights of third parties;

II. act in the retail and wholesale specialized trade of telecommunication and telephony equipment and communication equipment services;

III. act in the specialized retail trade of IT equipment and supplies;

IV. market, including but not limited to, disposing of, buying, selling, giving in usufruct, renting, donating: (i) property and/or goods necessary or useful to the exploitation of telecommunication services; and/or (ii) products, goods and/or services own or third parties, on the internet, telephone or any other sales channel; including services of representation, intermediation and agency of supply of goods and services, as well as promote the import, export and marketing of goods and equipment related to the implementation of its objectives;

V. be a non-specialized commercial representative and agent of trade of goods in general;

VI. act as representative or stipulator of insurance, non-simultaneously;

VII. promote, market and distribute insurance products of third parties in general;

VIII. invoice, collect and transfer values related to services in general provided by third parties;

IX. develop and license software/applications, whether customizable or not;

X. perform the treatment of data, application service providers, services of internet provision and of hosting of on the internet;

XI. provide services of editing, printing, sale and distribution of music by any means admitted in the Law;

XII. perform the editing, printing, sale and distribution of musical compositions and compositions of music and lyrics, as well as of technical or didactic books;

XIII. acquire, manage and trade copyrights on musical compositions;

XIV. hire interpreters for phono-mechanic recordings in discs, matrices, magnetic tapes, video tapes, cassettes, CD’s and DVD’s, videodiscs and any other material supports used for recording musical works and musical, artistic and educational reproductions.

XV. compile phonograms, distribute and sell their reproductions;

XVI. license and sublicense trademarks and contracts;

XVII. produce, record, perform mixing, publish, edit, distribute and license phonographic or video-graphic works;

XVIII. provide digitalized contents on the internet, as data, voice and image, in digital formats existing and which are developed;

XIX. conduct research and development of new technologies relative to the treatment of digital information;

XX. prepare and execute projects in the information technology area, including internet, intranet, e-commerce, e-business, business to business, among others;

XXI. capture, analyze, organize, process, store, divulge and market data, information, sounds and images, including by digitalization processes;

XXII. organize and manage its own and third parties’ databases;

XXIII. create, market and transmit publicity and advertising on the internet, as well as provide promotion and marketing services;

XXIV. provide services of integration of solutions and automation in the IT, advisory, consulting, technical assistance services, programming and software/application development, services of licensing and assignment of right of use of software/application, implementation, support and maintenance of software/applications, preparation of projects, planning and other connected activities;

XXV. provide services of invoicing and collection from its customers and third parties;

XXVI. all and any relationships with the end user and derived from the activities of the Company under Court-Supervised Reorganization;

XXVII. provide subscription service of online rental of films, held by third parties and/or own, via internet, using own and/or third parties’ physical and logical infrastructure.

XXVIII. provide advisory, qualification, technical assistance, maintenance, training, customer service and consulting services relevant to the field of telecommunications and other common activities and matters connected to the corporate purpose;

XXIX. prepare project, execute, implement, market, operate, perform maintenance and invoice systems related to telecommunication services;

XXX. provide value added services;

XXXI. provide services in general and supply equipment;

XXXII. participate in the capital stock of other companies, commercial or civil, national or foreign, such as member holder of ownership interests or shareholder, controlling or not;

XXXIII. organize wholly-owned subsidiaries to perform the activities comprised in its purpose; and

XXXIV. perform other similar activities or those correlated to its corporate purpose.

Paragraph 2 – The activities conducted pursuant to the terms of items XI to XVII of the previous paragraph of this Clause may not be developed aiming at transmission in the SeAC or radio broadcast service of sounds and images, pursuant to the terms of the legislation in force;

Paragraph 3 – The Company Under Court-Supervised Reorganization may not, with the purpose of producing audiovisual content for transmission in the service of conditioned access or in the radio broadcast service of sounds and images, (i) acquire or finance the acquisition of rights of exploitation of images of national interest events, nor (ii) hire national artistic talents of any nature, including right over works of national authors, except, in any case, when the acquisition or allocation is intended exclusively to the production of publicity works.

6.    ADJOURNMENT: With nothing further to be discussed, these minutes were drawn up and after read, approved and signed by the Shareholder representing the entire capital stock.

This certificate is a true copy of the original minutes, drawn up in the appropriate book.

Brasília, November 17, 2017.

Marco Norci Schroeder Chairman of the Meeting	Daniella Geszikter Ventura Secretary of the Meeting
SHAREHOLDER:
Telemar Norte Leste S/A – Under Court-Supervised Reorganization
Marco Norci Schroeder	Carlos Augusto M. P. de Almeida Brandão

OI MÓVEL S.A. – UNDER COURT-SUPERVISED REORGANIZATION

Taxpayer Identification Number CNPJ/MF: 05.423.963/0001-11

Companies Register Identification Number NIRE: 53300006989

MINUTES OF EXTRAORDINARY GENERAL MEETING

HELD ON JUNE 26, 2017.

(Drawn up in summary format as authorized by article 130, Paragraph 1, of Act No. 6.404/76)

1. PLACE, DATE AND TIME: Held at the head office of Oi Móvel S.A.—Under Court-Supervised Reorganization (“Company”), located in the City of Brasília, Federal District, at Setor Comercial Norte, Quadra 03, Bloco A, Edifício Estação Telefônica, térreo, parte 2, CEP [Postal Code]: 70.713-900, on June 26th (twenty-sixth), 2017, at 11:00 am.

2. CALL NOTICE AND ATTENDANCE: Call notice waived, pursuant to Paragraph 4 of article 124 of Act No. 6.404/76, in view of the presence of the shareholder representing the entire capital stock of the Company, in accordance with the signatures in the Shareholders Attendance Book.

3. CHAIRMAN AND SECRETARY OF THE MEETING: As Chairman, Mr. Ricardo Malavazi Martins, and Ms. Daniella Geszikter Ventura as Secretary.

4. AGENDA: (1) Increase in the capital stock of the Company; (2) Amendment of article 5 of the Bylaws of the Company; (3) Restatement of the Bylaws of the Company.

5. RESOLUTIONS: The shareholder representing the entire capital stock of the Company, attending the Meeting, authorized that minutes be drawn up in summary form, in conformity with the provisions of article 130, Paragraph 1, of Act No. 6.404/76. The following resolutions were taken:

5.1 To approve the increase of the Company’s capital stock in the amount of BRL 15,037,834.26 (fifteen million, thirty-seven thousand, eight hundred and thirty-four reais and twenty-six cents), without the issue of new shares, the capital stock increasing from BRL 7,247,953,072.82 (seven billion, two hundred and forty-seven million, nine hundred and fifty-three thousand, seventy-two reais and eighty-two cents) to BRL 7,262,990,907.08 (seven billion, two hundred and sixty-two million, nine hundred and ninety thousand, nine hundred and seven reais and eight cents), represented by 13,897,760 (thirteen million, eight hundred and ninety-seven thousand, seven hundred and sixty) common, nominative shares, with voting right and without par value. The increase in the capital stock approved herein shall be totally subscribed and paid in by the Shareholder on this same date, by the capitalization of the SUDENE reinvestments tax incentive reserve in connection with fiscal years 2011, 2012 and 2014, whose deposited values were redeemed in 2016 and which are recorded in the Company’s tax incentives reserve account.

5.2 Consequently, the amendment of article 5 of the Company’s Bylaws, is also approved. The Bylaws shall be in force with the following wording:

“Article 5 – The capital stock is BRL 7,262,990,907.08 (seven billion, two hundred and sixty-two million, nine hundred and ninety thousand, nine hundred and seven reais and eight cents) represented by 13,897,760 (thirteen million, eight hundred and ninety-seven thousand, seven hundred and sixty) common nominative shares, with voting right and without par value”.

5.3. As a result of the resolutions taken at this Meeting, approve the restatement of the Bylaws, in conformity with the Sole Annex to these minutes, receiving the approvals resolved on at the General Meetings held on 03/01/2014; 10/01/2014; and 10/28/2015.

The restatement of these Bylaws was approved at the Extraordinary General Meeting of Oi Móvel S.A – under Court-Supervised Reorganization, held on June 26, 2017.

6. ADJOURNMENT: As there was nothing else to be addressed, these minutes were drawn up; and, afterwards, read, approved and signed by the Shareholder representing the entire capital stock.

This certificate is a true copy of the original minutes, drawn up in the appropriate book.

Brasília, June 26, 2017.

Ricardo Malavazi Martins Chairman of the Meeting	Daniella Geszikter Ventura Secretary of the Meeting
SHAREHOLDER:
Telemar Norte Leste S/A – Under Court-Supervised Reorganization

Ricardo Malavazi Martins	Carlos Augusto Machado Pereira de Almeida Brandão

The restatement of these Bylaws was approved at the Extraordinary General Meeting of Oi Móvel S.A – under Court-Supervised Reorganization, held on June 26, 2017.

OI MÓVEL S.A. – UNDER COURT-SUPERVISED REORGANIZATION

Taxpayer Identification Number CNPJ/MF: 05.423.963/0001-11

Companies Registration Identification Number NIRE: 53300006989

SOLE ANNEX

BYLAWS

CHAPTER I

CHARACTERISTICS OF THE COMPANY

Article 1 – Oi Móvel S.A. (“Company”) is a joint stock company, governed by these Bylaws and trade laws and uses.

Article 2 – The Company’s head office is in the city of Brasília, District Capital and, by resolution of the Executive Board, it may, change the location of its head office, open, keep and close branches and/or offices.

Article 3 – The purpose of the Company is the provision of telecommunication services in and out of Brazil, in any of its modes, including the provision of the Personal Mobile Service—[Serviço Móvel Pessoal]—SMP, of the Cell Phone Service- SMC, the Switched Fixed Telephone Service [Serviço Telefônico Fixo Comutado]—STFC, and of the Multimedia Communication Service [Serviço de Comunicação Multimídia]—SCM, the Mass Electronic Communication Service, the Direct to Home —DTH service and of Cable TV and of the Conditioned Access Service [Serviço de Acesso Condicionado] (SeAC).

Paragraph 1 – The Company may also:

I. incorporate into the its shareholder’ equity other property and rights of third parties;

II. act in the specialized retail and wholesale trade of specialized telecommunication and telephone services and telephony and communication equipment;

III. act in the specialized retail trade of IT equipment and supplies;

IV. market (including, without limitation, dispose of, buy, sell, establish usufruct, rent, donate) the property and/or goods necessary to exploit the telecommunication services, as well as promote the import, export and marketing of property and equipment related to the implementation of its goals;

V. be a commercial representative and agent of the trade of non-specialized goods;

VI. act as representative or stipulator of insurance, not at the same time;

VII. promote, market and distribute third party security products in general;

VIII. invoice, collect and transfer values related to services in general provided by third parties;

IX. develop and license computer programs, customizable or not;

X. perform the treatment of data, application services providers and internet hosting services;

XI. provide services of editing, printing, sale and distribution of songs by any means, as admitted in the Law;

XII. perform the editing, printing, sale and distribution of composition of music and lyrics of songs, as well as of technical and didactic books;

XIII. acquire, manage and trade copyrights on musical compositions;

XIV. hire interpreters for phono-mechanic recording on discs, magnetic tapes, video-tapes, cassettes, CD’s and DVD’s, video-discs and any other material supports used for recording works and musical, artistic and educational reproductions;

XV. compile phonograms, distribute and sell their reproductions;

XVI. license and sublicense trademarks and contracts;

XVII. produce, record, perform the mixing, publish, edit, distribute and license phonographic or vide- phonographic works;

XVIII. provide services of technical assistance, maintenance, customer service and consulting pertaining to the telecommunication fields and other common activities;

The restatement of these Bylaws was approved at the Extraordinary General Meeting of Oi Móvel S.A – under Court-Supervised Reorganization, held on June 26, 2017.

XIX. prepare project(s), execute, implement, market, operate, perform the maintenance and invoice systems related to telecommunication services;

XX. provide value added services;

XXI. provide services in general and supply equipment;

XXII. participate in the capital stock of other companies, whether commercial or civil, national or foreign, as member or shareholder, controlling or not;

XXIII. organize wholly-owned subsidiaries to perform the activities comprised in its purpose; and

XXIV. perform other activities which are similar or correlated to its corporate purpose.

Paragraph 2 – The activities conducted pursuant to the terms of items XI to XVII of the previous paragraph of this Clause may not integrate the chain of activities performed in the scope of SeAC.”

Article 4 – The duration of the Company is perpetual.

CHAPTER II

CAPITAL STOCK AND SHARES

Article 5 – The capital stock is BRL 7,262,990,907.08 (seven billion, two hundred and sixty-two million, nine hundred and ninety thousand, nine hundred and seven reais and eight cents) represented by 13,897,760 (thirteen million, eight hundred and ninety-seven thousand, seven hundred and sixty) common nominative shares, with voting right and without par value.

Sole Paragraph – Each common share gives the right to one vote in the resolutions of the General Meeting.

CHAPTER III

MANAGEMENT

Article 6 – The Company will be managed by one Executive Board comprised of, at least 02 (two) and, at maximum, 10 (ten) executive officers. The positions of CEO and CFO [Chief Financial Officer] shall always be filed, whereas the other Executive Officers shall not have a specific designation, and will all be resident in Brazil and elected by the General Meeting.

Paragraph 1 – The Executive Board is the executive office of the Company’s management, each of its members acting in accordance with the relevant competency established by these Bylaws.

Paragraph 2 – The term of management of each Executive Officer shall be 03 (three) years, and may be reelected.

Paragraph 3 – The Executive Officers shall be invested by an instrument drawn up in the Book of “Minutes of Meetings of the Executive Board”, any other formalities being waived.

Paragraph 4 – After the management period has been completed, the Executive Officers will continue to exercise their relevant offices, until the election and investiture of new Executive Officers.

Article 7 – The Executive Board shall exercise the attributions which the Act, Bylaws and the General Meeting confer upon him to perform acts, however special, which are necessary to regular operation of the Company.

Paragraph 1 – The Executive Board, as a collegiate body, shall:

I. establish specific policies and guidelines resulting from the general business guidance established by the General Meeting;

II. prepare the budget, how it is executed, and the general plans of the Company, submitting them to the approval of the General Meeting;

The restatement of these Bylaws was approved at the Extraordinary General Meeting of Oi Móvel S.A – under Court-Supervised Reorganization, held on June 26, 2017.

III. prepare in each fiscal year, the Annual Management Report, the Financial Statements, the proposal of allocation of the net profits of the fiscal year and of distribution of dividends, to be submitted to the General Meeting;

IV. prepare and propose to the General Meeting the general policies of human resources of the Company, and enforce the policies approved;

V. create and close branches, agencies, offices, departments and representations;

VI. authorize the execution of agreements, contracts and covenants, which constitute liens, obligations or commitments for the Company, being able to establish rules and delegate powers, in conformity with the competencies of the Executive Board established by the General Meeting;

VII. establish, from the limits of competence established for the Executive Board, the limits of competence during the hierarchic line of the administrative organization of the Company;

VIII. decide on the organizational structure of the Company;

IX. prepare and propose to the General Meeting the financial policies of the Company, e enforce approved policies;

X. manage the corporate interests in controlled ad associated companies, in compliance with the guidelines established by the General Meeting; and

XI. decide on other matters deemed as of collective competence of the Executive Board, or attributed to it by General Meeting.

Article 8 – The Company shall be represented as plaintiff or defendant, in any acts which integrate or release third parties from obligations for the Company: (i) through the joint execution by 2 (two) Executive Officers; (ii) by the signature of 1 (one) Executive Officer together with an attorney-in-fact, or (iii) through the signature of any 2 (two) attorneys-in-fact together, invested with specific powers.

Paragraph 1 – The Company may validly appoint attorneys-in-fact, by the joint signature of 02 (two) Executive Officers.

Paragraph 2 – The Executive Board may authorize the concession of a power of attorney to only 01 (one) Executive Officer, by the joint execution of 02 (two) Executive Officers, and with specific and determinate objective;

Paragraph 3 – The instruments of power of attorney will define, precisely and completely, the powers granted to the attorneys-in-fact and the “ad negotia” powers of attorney shall always have a determinate term;

Paragraph 4 – The powers of attorney with “ad judicia” clause may be granted to only one attorney-in-fact, provided that executed by two Executive Officers, and may be of indeterminate duration.

Article 9 – The overall compensation of the Executive Officers shall be fixed by the General Meeting, which shall also fix, when applicable, the amount and percentage interest of the Executive Board in the profit of the of the Company, observing the limit set forth in Paragraph 1 of Article 152 of Act 6.404/76.

Article 10 – The Executive Board shall meet whenever necessary and its meetings will be presided over by the CEO or, in his absence, by the CFO or pursuant to Paragraph 5 of this Article.

Paragraph 1 – The meetings will always be called by any Executive Officer.

Paragraph 2 – In order for the Executive Board to be able to meet and validly decide, the presence of the majority of the executive officers who, at the time, are in office, ore 2 (two) executive officers, if there are only 02 (two) executive officers exercising their officers will be necessary.

Paragraph 3 – The resolutions of the Executive Board shall be recorded in minutes in the appropriate book and will be taken by majority vote.

Paragraph 4 – In the absences and impediments of the CEO, the same will be substituted by the CFO [Chief Financial Officer].

The restatement of these Bylaws was approved at the Extraordinary General Meeting of Oi Móvel S.A – under Court-Supervised Reorganization, held on June 26, 2017.

Paragraph 5 – In the case of simultaneous absences and impediments of the CEO and of the CFO, the Executive Officer appointed by the General Meeting will preside.

Paragraph 6 – In the temporary absences and impediments of any executive office, the same may appoint a deputy. This act will be subject to the approval of CEO.

Paragraph 7 – The deputy approved will perform all the duties, with all the powers, including the voting right and the duties of the executive officer he is replacing.

Paragraph 8 – The deputy may be one of the other executive officers, who, in this case, shall vote at the meetings of the Executive Board for himself and for the executive officer he is substituting.

Paragraph 9 – In the event of a vacancy in any of the positions of Executive Officer, the deputy will be chosen by the General Meeting and will fulfill the term of management of the executive officer substituted.

CHAPTER IV

AUDIT COMMITTEE

Article 11 – The Company will have a non-permanent Audit Committee, comprised of 03 (three) tenured members and an equal number of deputies or alternates.

Paragraph 1 – The members of the Audit Committee, natural persons, residing in Brazil, legally qualified, shall be elected by the General Meeting which decided on the body is convened, with term of office until the first Annual General Meeting which is held after the election.

Paragraph 2 – The members of the Audit Committee shall only be entitled to the compensation which is established by the General Meeting during the period in which the body functions and who are effectively performing their duties, in compliance with Paragraph 3 of Article 162 of Act No. 6.404/76, with the wording given by Act No. 9.457/97.

Paragraph 3 – The Audit Committee, when convened, shall have the attributions set forth in the law; the functions of its members may not be delegated.

CHAPTER V

GENERAL MEETINGS

Article 12 – Pursuant to the terms of the law, the General Meeting shall meet:

a) Ordinarily, in the first four months after the fiscal year has ended, to:

I. discuss and vote on the financial statements;

II. elect the Audit Committee, when applicable; and

III. decide on the allocation of the net profit of the fiscal year, if any, and the distribution of dividends, when applicable.

b) Extraordinarily, whenever corporate interests require.

Article 13 – The General Meeting shall be convened and directed by a Chairman chosen by the Shareholder. The Secretary shall be freely chosen by the Chairman of the Meeting.

Article 14 – In addition to the attributions provided in the law, the General Meeting shall be privately competent to:

I. authorize the issue of debentures convertible or not into shares or sell them, if they are in treasury;

II. authorize the acquisition of shares issued by the Company, for purposes of cancellation or to remain in treasury and to be subsequently disposed of;

The restatement of these Bylaws was approved at the Extraordinary General Meeting of Oi Móvel S.A – under Court-Supervised Reorganization, held on June 26, 2017.

III. approve the concession of a call option of shares to its directors, employees and natural persons who provide services to the Company;

IV. elect or remove, at any time, the Executive Officers of the Company, including the Chairman, setting their attributions, in compliance with the provisions of these Bylaws;

V. set the compensation, overall or individual, of the members of the Executive Board and of the Audit Committee, when functioning;

VI. decide on the increase of the capital stock;

VII. approve the proposal of the Executive Board on the Regulations of the Company, with its respective organizational structure, including the competencies and attributions of the Executive Officers of the Company;

VIII. approve the annual budget of the Company, the plan of targets and business strategy of the Company for the term of effectiveness of the budget;

IX. authorize the issuance of commercial papers;

X. approve the making of investments and disinvestments, including in the capital of other companies, for an amount greater than the competence of the Executive Board;

XI. establish the competencies of the Executive Board for the acquisition, disposal or encumbrance of property that is part of the permanent assets, provision of guarantees in general, execution of contract, making of investments and divestments, waiver of rights and transactions of any kind, contracting of loans, financing, commercial lease and the issuance of promissory notes (with the exception of the assumption of item IX of this article);

XII. authorize the acquisition of property for the permanent assets or the execution of contracts, whose individual amount is higher than the competence of the Executive Board;

XIII. authorize the disposal or encumbrance of assets which are part of the Company’s permanent assets, where the individual value of the asset or property is higher than that under the competence of the Executive Board;

XIV. authorize the provision of secured or personal guarantees by the Company in favor of third parties, whose value exceeds the competence of the Executive Board;

XV. authorize investments in new business or the creation of a subsidiary;

XVI. authorize the Company to execute, alter, or terminate a shareholders’ agreement;

XVII. approve the Company’s sponsorship policy, as well as authorize the performance of free acts, for the benefit of employees or of the community, having in view the Company’s social responsibilities, whereas the provision of guarantees to employees in the case of transfers and/or interstate and/or inter-municipal distributions does not characterize a matter, which depends on prior approval by the General Meeting;

XVIII. choose, remove and decide on the compensation of the independent auditors; and

XIX. perform any other functions or decide on any other subjects, which are not the competence of the Executive Board, as defined in these Bylaws and expressly in the law.

Paragraph 1 – The competencies of the Executive Board shall be revised every fiscal year, in accordance with the attributions set forth in this article.

Paragraph 2 – In any of the cases of items X, XI, XII and XIII of this article 7, in which the value of the act or contract is lower than five million reais (annually restated by the variation of the General Market Price Index published by FGV [Fundação Getúlio Vargas] —IGP-M, from April 10, 2007), the provisions of article 13 of these Bylaws apply, a collegiate resolution by the Executive Board not being required.

CHAPTER VI

FISCAL YEAR

Article 15- The fiscal year shall begin on January 1 and end on December 31.

The restatement of these Bylaws was approved at the Extraordinary General Meeting of Oi Móvel S.A – under Court-Supervised Reorganization, held on June 26, 2017.

Article 16 – At the end of each fiscal year, the Executive Board shall prepare the Balance Sheet and the other financial statements required by law.

Article 17 – From the income of the fiscal year, before any ownership interest, the accumulated losses and the provision for income tax shall be deducted.

Article 18 – At the end of each fiscal year, the General Meeting shall approve a proposal on the total allocation of the net profit of the fiscal year, observing the following deductions or accretions, made decreasingly and in this order:

(a) Five percent [5%] of the net profit of the fiscal year shall be invested in the creation of the Legal Reserve, which shall not exceed 20% (twenty percent) of the capital stock. The creation of the Legal Reserve may be waived in the fiscal year in which its balance, plus the amount of the capital reserves, exceeds 30% (thirty percent) of the Capital Stock;

(b) The General Meeting shall determine the amount to be allocated to the formation of Reserves for Contingencies and reversal of those constituted in previous fiscal years, observing Paragraph 1 of Article 195 of Act 6.404/76; and

(c) The General Meeting shall determine the amount to be allocated to the Reserve of Profits to Realize.

Paragraph 1 – The shareholder of the Company will receive, as a mandatory dividend, in each fiscal year, the amount equivalent to 25% (twenty-five percent) of the adjusted profit as set forth in these Bylaws.

Paragraph 2 – The financial statements will demonstrate the allocation of the total net profits, assuming its approval by the Annual General Meeting.

Article 19 – The Company may draw up semi-annual balance sheets and declare, by resolution by the Executive Board, dividends to the account of profits verified in these balance sheets.

Sole Paragraph – Still, by resolution of the Meeting, interim dividends may be declared, to the account of accumulated profits or of profit reserves existing in the last annual or semi-annual balance sheet.

Article 20 – The Company may, by resolution of the General Meeting, in compliance with the legal limits and in accordance with the determinations of the Brazilian Corporations Act [Lei das Sociedades por Ações], attribute participation in the profits by its administrators and employees.

Sole Paragraph – The Company may, by resolution of the Executive Board, attribute to the workers sharing in the profits or income of the Company, pursuant to Act No. 10.101/2000.

CHAPTER VII

LIQUIDATION, DISSOLUTION AND WINDING UP

Article 21 – The Company shall be liquidated in the cases set forth in the Law.

Sole Paragraph – The General Meeting shall appoint the liquidator and determine the manner of liquidation as well as elect the Audit Committee, which will function during the period of liquidation.

Brasília, June 26, 2017.

Ricardo Malavazi Martins Chairman	Daniella Geszikter Ventura Secretary
SHAREHOLDERS:
Telemar Norte Leste S/A – Under Court-Supervised Reorganization

Ricardo Malavazi Martins	Carlos Augusto Machado Pereira de Almeida Brandão

The restatement of these Bylaws was approved at the Extraordinary General Meeting of Oi Móvel S.A – under Court-Supervised Reorganization, held on June 26, 2017.